Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 10, 2019

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Holiday Sales

PHILADELPHIA, PA, January 10, 2019 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net sales for the two and eleven months ended December 31, 2018.

Total Company net sales for the two months ended December 31, 2018, increased 5.0% over the same period last year. Comparable Retail segment net sales increased 5%, driven by strong, double-digit growth in the digital channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 6% at Free People, 5% at Urban Outfitters and 4% at the Anthropologie Group. Wholesale segment net sales increased 3%.

For the eleven months ended December 31, 2018, total Company net sales increased 10.0% over the same period last year. Comparable Retail segment net sales increased 9%, driven by strong, double-digit growth in the digital channel and positive retail store sales. Wholesale segment net sales increased 10%.

During the eleven months ended December 31, 2018, the Company opened a total of 17 new retail locations including: 5 Urban Outfitters stores, 5 Free People stores, 4 Anthropologie Group stores and 3 Food and Beverage restaurants; and closed 4 retail locations including: 2 Anthropologie Group stores, 1 Urban Outfitters store and 1 Free People store. During the eleven months ended December 31, 2018, 4 franchisee-owned Urban Outfitters stores were opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 249 Urban Outfitters stores in the United States, Canada, and Europe and websites; 228 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 136 Free People stores in the United States, Canada and Europe, catalogs and websites, 13 Food and Beverage restaurants, and 4 Urban Outfitters franchisee-owned stores, as of December 31, 2018. Free People, Anthropologie Group and Urban Outfitters wholesale sell their products through approximately 2,100 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's referendum to withdraw membership from the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions, and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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